EXHIBIT 5.1

Bryan Cave LLP
1290 Avenue of the Americas New York, NY 10104-3300 Tel (212) 541-2000 Fax (212) 541-4630 www.bryancave.com
Chicago Hong Kong Irvine Jefferson City Kansas City Kuwait Los Angeles New York Phoenix Riyadh Shanghai St. Louis United Arab Emirates (Dubai) Washington, D.C.
And Bryan Cave, A Multinational Partnership, London

September 18, 2007

NICE-Systems Ltd.
8 Hapnina Street
P.O. Box 690
Ra’anana 43107, Israel

Ladies and Gentlemen:

We have acted as United States counsel to NICE-Systems Ltd., a company organized under the laws of the State of Israel (the ‘‘Company’’), in connection with the Registration Statement on Form F-3 (the ‘‘Registration Statement’’), to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the ‘‘Commission’’) under the Securities Act of 1933, as amended (the ‘‘Act’’), relating to the offer and sale by the Company of up to 5,175,000 American Depositary Shares (the ‘‘ADSs’’) to the public.

The ADSs will be issued under the Deposit Agreement, dated as of January 24, 1996, and as amended and restated as of July 22, 1997, among the Company, the Bank of New York, as depositary (the ‘‘Depositary’’), and the owners and holders of ADSs issued thereunder (the ‘‘Deposit Agreement’’).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto and such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

We also have assumed that at the time of execution, authentication, issuance and delivery of the ADSs, the Deposit Agreement will be the valid and legally binding obligation of the Depositary, enforceable against such party in accordance with its terms.

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We have assumed further that (1) at the time of execution, authentication, issuance and delivery of the ADSs, the Deposit Agreement will continue to be in full force and effect and will not have been terminated or rescinded by the Company or the Depositary and (2) at the time of the issuance and sale of the ADSs, the terms of the ADSs, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that:

Assuming the Deposit Agreement has been duly authorized, executed and delivered by the parties thereto, when ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be validly issued and will entitle the holders thereof to the rights specified therein.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)    Our opinions herein reflect only the application of applicable laws of the State of New York (excluding the securities and blue sky laws of such state) and the federal laws of the United States of America. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)    Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relative to fraudulent conveyances, preference and equitable subordination, (ii) general principles or equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

(c)    Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that

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purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption ‘‘Legal Matters’’ in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the ADSs. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP